Exhibit 99.1

James River Announces Transfer of Legacy Commercial Auto Portfolio to Aleka Insurance, Inc.

PEMBROKE, Bermuda, September 30, 2021 (GLOBE NEWSWIRE) -- James River Group Holdings, Ltd. (“James River” or the “Company”) (NASDAQ: JRVR) today announced that two of its principal operating subsidiaries have entered into a loss portfolio transfer reinsurance transaction with Aleka Insurance, Inc. (“Aleka”), a wholly owned captive insurer of Uber Technologies, Inc. (“Uber”), under which Aleka will reinsure substantially all of James River’s legacy portfolio of commercial auto policies related to Uber’s ridesharing business. Under the terms of the transaction, James River ceded to Aleka approximately $345.1 million of commercial auto liabilities relating to business written for Uber’s ridesharing business in the years 2013-2019. The coverage being provided by Aleka is fully collateralized and not subject to an aggregate limit.

James River will recognize an after-tax loss associated with the loss portfolio transfer of approximately $23.5 million during the third quarter of 2021. The loss is largely from claims handling costs incurred in connection with the transaction.

The transaction was effective as of July 1, 2021 and closed upon signing. It has received all necessary regulatory approvals.

As part of the transaction, the two James River subsidiaries and Aleka have entered into an administrative services agreement with Helmsman Management Services LLC (“Helmsman”) for certain claims management services. Helmsman will assume responsibility for claims handling of the reinsured commercial auto policies for the remaining life of those claims following a transition period.

Chief Executive Officer Frank D’Orazio commented, “While we are confident in our carried reserves for this portfolio, the transaction brings economic finality to substantially all of our commercial auto run off portfolio, effectively insulating the portfolio from further potential reserve development. This decisive step enables James River to focus firmly on the future and continue to build on the progress we have made in advancing our core businesses and risk management practices. We are pleased to be working with a long term insured partner in Uber to pursue our stated goals.”

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the intent, belief or current expectations of James River and its management team, and may be identified by terms such as believe, expect, seek, may, will, intend, project, anticipate, plan, estimate or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important information regarding such risks and uncertainties can be found in our filings with the U.S. Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 26, 2021 and our Quarterly Report on Form 10-Q for the three months ended June 30, 2021 filed with the SEC on August 5, 2021. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

About James River Group Holdings, Ltd.

James River Group Holdings, Ltd. is a Bermuda-based insurance holding company which owns and operates a group of specialty insurance and reinsurance companies. The Company operates in three specialty property-casualty insurance and reinsurance segments: Excess and Surplus Lines, Specialty Admitted Insurance and Casualty Reinsurance. Each of the Company’s regulated insurance subsidiaries are rated “A-” (Excellent) by A.M. Best Company. Visit James River Group Holdings, Ltd. on the web at www.jrgh.net.

For more information contact:

Brett Shirreffs

Senior Vice President, Finance, Investments, Investor Relations

InvestorRelations@jrgh.net